EXHIBIT 4.16

Lease Contract

Lessor: Ji’en Xingye Technology (Beijing) Co., Ltd.

Lessee: Beijing Libeier Biology Engineering Research Institute Co., Ltd.

June 2011

Building Lease Contract

Lessor: Ji’en Xingye Technology (Beijing) Co., Ltd. (hereinafter referred to as “Party A”)

Lessee: Beijing Libeier Biology Engineering Research Institute Co., Ltd. (“hereinafter referred to as “Party B”)

WHEREAS,

1.	Party A is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, which legally owns the property at No. 100, Kechuang Six Street, Beijing Economic & Technological Development Zone, Beijing and has the right to lease out units on the first and second floors of Tower A and some units in Tower B.

2.	Party B wishes to lease the units on the whole of the first and second floors of Tower A and Tower B and part of the third floor of Tower B at No. 100, Kechuang Six Street, Beijing Economic & Technological Development Zone, Beijing (hereinafter referred to as the “Leased Units”).

NOW, THEREFORE, Party A and Party B hereby enter into the following agreement through friendly consultation:

Article 1        Leased Units and Leased Area and Use

1.1	The Leased Units are located on the whole of the first and second floors of Tower A and Tower B and parts of the third floor of Tower B at No. 100, Kechuang Six Street, Beijing Economic & Technological Development Zone, Beijing (for the specific location, see Attachment 1 hereto); and the building area of the Leased Units totals ten thousand square meters, of which the 2,400 square meters on the first and second floors of Tower A shall be used for office space and the 7,600 square meters in Tower B shall be used for production, research and development.

1.2	The Leased Units shall be legally used only for production and office space and, during the term of this Contract, Party B shall not change the use of the Leased Units without Party A’s written approval of Party B’s written application for such change.

Article 2        Lease Term

2.1	The term of the lease hereunder shall be five years (hereinafter referred to as the “Lease Term”), which shall commence as of June 15, 2011 and end on June 14, 2016.

2.2	Upon expiration of the Lease Term hereunder, Party A and Party B shall negotiate the renewal of the lease. The rates of the rent and relevant expenses during the renewal term shall be separately determined by the Parties through consultation by reference to the rates of the rent prevailing in the market at the time. If Party B fails to make a request to Party A for the renewal of the lease at least six months prior to expiration of the term of this Contract and the Parties fail to enter into a new lease contract at least three months prior to expiration of the term of this Contract, Party A shall have the right to lease the Leased Units hereunder to any third party.

Article 3        Conditions for Delivery

3.1	On the day the Lease Term commences, services facilities in the areas necessary for the normal use of the Leased Units, including power supply, lighting, elevators, doors, windows, and sanitation, shall be in a good state.

Article 4        Rent, Management Fee, and their Payment

4.1	The rent, deposit and other relevant expenses hereunder shall be quoted and paid in RMB. Party B shall bear all the banking charges that may be incurred in connection with the remittance of payments made by it and pay such charges into the account to be designated by Party A.

4.2	During the term of this Contract, the rent for the Leased Units shall have taxes included:

4.2(1)	The annual rent for the lease of 2,400 square meters on the first and second floors of Tower A at the daily rate of RMB2.3 per square meter totals RMB2,014,800; and

4.2(2)	The annual rent for the lease of 7,600 square meters in Tower B at the daily rate of RMB1.6 per square meter totals RMB4,438,400.

The sum of the above rent is RMB6,453,200.

4.3	Starting from the second year till the fifth year of the Lease Term, the rent shall increase by 5% as against the previous year.

4.4	Within 30 business days of execution hereof, Party B shall make Party A the first payment equal to six months’ rent.

4.5	During the Lease Term, the rent shall be paid in advance on a half-yearly basis. Party B shall pay Party A the rent for the next half year by the fifth day prior to every six months.

4.6	For the purpose of saving Party B expenses, Party B shall itself manage the property in the Leased Units.

Article 5        Deposit and its Payment

5.1	The deposit for the lease during the Lease Term shall be one month’s rent, i.e. RMB500,000 (or in words, RMB fifty hundred thousand). Within 30 business days of execution hereof, Party B shall pay Party A the deposit for the lease.

5.2	The deposit for the lease shall constitute the security for Party B’s performance of all the provisions hereof. If, during the Lease Term, Party B is behind in any payment or Party A and any other user or tenant sustain any losses through any fault on Party B’s part, Party A shall have the right to deduct an appropriate amount directly from the deposit paid by Party B and notify Party B in writing to make up the shortage of the deposit within a specified time limit.

5.3	If, by expiration of the Lease Term hereunder, Party B has fully performed all the provisions hereof and made all the payments hereunder in full, Party A shall refund in full to Party B the deposit for the lease without any interest accrued within one month after Party B has returned the Leased Units.

Article 6        Fit-Out

6.1	Party A shall permit Party B to make modifications in the non-bearing structure in the Leased Units.

6.2	As the leased property is customized by Party A for Party B, Party A shall permit Party B to hang its main corporate logo on the outer walls of the Leased Units and at the gate of the development zone and the plan for hanging such logo shall be determined through consultation by the Parties.

Article 7        Party A’s Rights and Obligations

7.1	Party A shall ensure that the Leased Units will in compliance with the relevant provisions of the People’s Republic of China and Beijing Municipality and shall provide Party B with copies of the relevant supporting documents.

7.2	Party A shall deliver the Leased Units to Party B for its use by the time agreed herein.

7.3	During the Lease Term, Party A shall bear all the taxes and charges payable by it under the laws and regulations.

7.4	Party A shall maintain the Leased Units in a good state in the following respects: (i) the roof, main structure and walls and the doors, windows, water pipe passages, wires and cables installed by Party A shall be in a good state; (ii) all the elevators, fire-fighting and security equipment, and heating system shall be in a normal operating state; and (iii) the common areas, toilets and other facilities shall be in a clean state.

7.5	During the term of this Contract, Party A shall have the right to authorize its agent to exercise its rights and obligations hereunder on its behalf.

7.6	If, during the term of this Contract, Party A is to transfer the Leased Units (or any part thereof) to any third party, Party A shall promptly notify Party B thereof, in which case such third party shall undertake that it will assume all of Party A’s rights and obligations hereunder during the term of this Contract.

Article 8        Party B’s Rights and Obligations

8.1	All the business operations and other activities by Party B will conduct in the Leased Units shall be subject to, in compliance with, and in conformity to the relevant laws and regulations of the People’s Republic of China and the decrees issued by the relevant government authorities.

8.2	Party B shall pay, by the times agreed herein, the rent, the charges for power, water and gas supply and communications services for the Leased Units and the charges for all the other special services provided to Party B.

8.3	Except as otherwise provided in law, Party B shall pay within the specified time limit all the taxes and charges payable by it as expressly provided in laws, regulations or policies of the People’s Republic of China and provide the certificates in evidence of such payment at Party A’s request.

8.4	Party B shall conduct the maintenance of the Leased Units on a regular basis.

8.5	If the Leased Units suffer any damage as a result of Party B’s improper use, management or maintenance thereof or of its negligence, it shall promptly notify Party A thereof. Party B shall take necessary preventive measures to prevent the Leased Units from suffering damage from any natural disaster or man-made factor. If the Leased Units suffer any damage as a result of Party B’s negligence or dereliction of duty, Party B shall repair such damage and restore the Leased Units to their original state within a reasonable time limit after receipt of a written notice thereof from Party A. If Party B fails to do such repair within the reasonable time limit as mentioned above, Party A shall have the right to do such repair and Party B shall bear all the costs that may be incurred in connection therewith.

8.6	All the acts in dereliction of duty, breach of contract or in tort committed by any of Party B’s employees, visitors, customers or licensees in their use, management or maintenance of the Leased Units or the common areas in the development zone shall be deemed to be Party B’s own acts, for which Party B shall assume appropriate liability.

Article 9        Restrictions and Prohibitions

9.1	During the Lease Term hereunder, Party B shall be prohibited from transferring, mortgaging, subleasing, stopping use of, or re-leasing the Leased Units or any part thereof and Party B shall not approve or permit any arrangements or transactions that would result in the acquisition by any third party of the right to use, occupy or possess the Leased Units or any part thereof.

9.2	If Party B commits any act in connection with the transfer, mortgage, sublease, stopping of the use, or re-lease of the Leased Units (no matter any money or consideration has been received or not), Party A shall have the right to terminate this Contract without affecting any other remedies available to it and Party B shall vacate the Leased Units immediately upon receipt of a notice thereof from Party A.

9.3	During the Lease Term hereunder, Party B shall be prohibited from changing the use of the Leased Units without Party A’s written consent.

9.4	Without the previous written consent of Party A or the management company, Party B shall neither make any modifications in the structure of the Leased Units nor remove or dismantle any fixtures or equipment in the Leased Units.

9.5

The load on the floor of the Leased Units shall not exceed the design load of the floor. If Party B needs to install any machine or equipment (including any safe of mid-size or above) the weight of which exceeds the design load of the floor, it shall conduct such installation according to the plan for the reinforcement of the floor approved by Party A in writing and ensure that none of the machines or equipment that have been installed will make any vibration or noise that would have an adverse effect on the use by the other tenants. If Party B fails to do so, Party A shall have the right to require that Party B improve the plan for the reinforcement of the floor or stop using the relevant machine or equipment.

9.6	Party B shall neither keep or store, nor permit the keeping or storage of, any weapons, ammunition, nitric acid, firearms, explosives, kerosene, or any other material that are combustible, explosive, hazardous, or illegal in the Leased Units.

9.7	Without Party A’s written consent, Party B shall not put up any employees for the night in the Leased Units.

Article 10        Return of Leased Units

10.1	Except as the Parties have reached an agreement on the renewal of the lease, in the three months prior to expiration (or early termination) of the Lease Term hereunder, Party A shall have the right to show around the Leased Units those who intend to lease such units, provided, however, that Party A shall give Party B a one-day notice thereof.

10.2	Ten days prior to expiration (or termination) of the Lease Term hereunder, Party B shall vacate the Leased Units and return to Party A the Leased Units together with all the accessories, installations and additions in accordance with the provisions hereof. In addition, Party B shall return the relevant all keys to Party A.

10.3	If Party B has left any decoration, furniture, equipment, object or article in the Leased Units after it has returned the Leased Units to Party A upon expiration (or early termination) of the Lease Term hereunder, Party B shall be deemed to have given up the ownership of such articles and Party A shall have the right to dispose of such articles in any way. In addition, Party A shall have the right to press Party B for reimbursement of any and all costs that may be incurred in connection with the removal, sorting-out and disposal of such articles.

10.4	If Party B continues to occupy and use the Leased Units upon expiration (or early termination) of the Lease Term hereunder, it shall pay Party A the rent at double the daily rate for each day of its continued occupation and use of the Leased Units, provided, however, that such continued occupation and use shall not exceed 15 days. Immediately upon expiration of the time limit as specified above, Party A shall have the right to close the Leased Units and to dispose of any articles left by Party B in accordance with the provisions of Articles 11.2 and 11.3 hereof.

Article 11        Force Majeure

11.1	Party A and Party B agree that during the term of this Contract the force majeure events shall include earthquake, typhoon, storm, fire, war and other unforeseeable events and acts of God, the occurrence and consequence of which cannot be prevented, avoided or removed.

11.2	A Party affected by a force majeure event shall immediately notify in writing the other Party of the event and provide within one month the details of the force majeure event and the documentation which justifies that this Contract is unable to be performed or fully performed or a delay of performance is required. Such documentation shall be issued by an office of notary public in the region where the force majeure event occurs. In view of the effect of such force majeure event upon the performance of this Contract, the Parties may agree on a termination of this Contract, waiver of any portion of this Contract or amendment of this Contract.

Article 12        Liability for Breach

12.1	Party A and Party B shall exercise their rights and perform their obligations under this Contract in a diligent manner and a Party shall compensate the other Party for any losses incurred as a result of such Party’s failure to perform or failure to fully perform any of its obligations hereunder.

12.2	If Party B fails to pay any rent, management fees or other expenses hereunder (or any portion thereof) when they fall due, Party A may send a written notice to Party B request a full payment of overdue amounts within 15 days. If Party B fails to make such payment within the specified period of time upon its receipt of the notice hereof, Party A shall have the right to impose a late payment charge on Party B for any amounts overdue and unpaid by Party B starting from the date on which such payments become overdue at the rate of 0.1% for each day of the delayed amount. If Party B fails to pay any amount for duration of more than 30 days, Party A shall have the right to terminate this Contract.

12.3	Party A shall have the right to immediately terminate this Contract if Party B is in material breach of this Contract, including:

(1)	conduct of illegal business in violation of any laws and regulations of the people’s Republic of China;

(2)	change of the use of the Leased Units without Party A’s consent;

(3)	operation of the Leased Units under any name other than that of Party B without Party A’s consent;

(4)	transfer, re-lease or delivery of the Leased Units or any portion thereof to a third party or sharing the same with a third party without Party A’s consent;

(5)	fail to pay any due amounts hereunder for duration of more than 30 days; and

(6)	early termination of this Contract by Party B for any reason attributable to Party B.

12.4	If Party A terminates this Contract as set forth above, Party B shall bear the liability for breach of this Contract to Party A in the manner specified below:

(1)	The agreements on waiver of rent during the fitting-out period and the rent-free period shall become void and Party B shall pay Party A the applicable rent agreed of this contract during such periods;

(2)	Party B will forfeit the deposit paid to Party A;

(3)	Party B shall pay Party A all rents, management fees and other expenses payable by Party B till the expiry date of this Contract despite of the termination; and

(4)	If the liquidated damages paid by Party B to Party A are not sufficient to recover Party A’s losses, Party A has the right to claim the deficiency against Party B.

12.5	Party A’s Liability for Breach

(1)	If Party A is in breach of this Contract, fails to promptly assist Party B in handling lease-related matters pursuant to this Contract, or fails to promptly provide any materials, or fails to promptly perform its repair, maintenance and other duties as agreed herein, causing any personal injury or property loss to Party B, an employee of Party B or any other third party, Party A shall make compensation for the actual losses.

(2)	If Party A proposes an early termination of this Contract during the term hereof, it shall refund the deposit to Party B and compensate Party B for any economic loss incurred to Party B directly from such termination, unless such early termination by Party A pursuant to this Contract is due to Party B’s breach of this Contract.

Article 13        Governing Law and Dispute Resolution

13.1	The conclusion, validity, interpretation, performance of this Contract and the settlement of any dispute hereunder shall be governed by the laws of the People’s Republic of China.

13.2	All disputes arising out of or in connection with the performance by both Parties of this Contract shall be resolved through friendly consultation between the Parties; and if no settlement can be reached through consultation, the Parties may resolve their dispute by (2):

(1)	filing a lawsuit with a people’s court which has competent jurisdiction over the Leased Units; and

(2)	submitting an arbitration request to China International Economic and Trade Arbitration Commission.

Article 14        Miscellaneous

14.1	If any provision of this Contract becomes invalid or unenforceable under any law, the validity, legality and enforceability of the remaining provisions shall not be affected and neither Party may refuse to perform any of such remaining provisions by alleging such invalidity or unenforceability.

14.2	All notices, requests and other communications in connection with this Contract shall be made in writing and sent to the addresses of the Parties set forth at the first page hereof by means of registered mail, personal delivery or facsimile transmission. Any communication to Party B may be delivered to the Leased Units.

14.3	Any matters not covered by this Contract may be agreed upon by the Parties through entering into supplementary provisions which shall be attached to this Contract and have the same legal effect as that of this Contract.

14.4	The Parties hereby acknowledge that the agreements above constitute mutual understandings between them after full consultation and they fully understand and accept the terms hereof and there is no situation of coercion, fraud, material misunderstanding, obvious inequality or standard terms in entering into this Contract.

14.5	This Contract is executed in Chinese in four counterparts and each of Party A and Party B shall hold two counterparts with equal legal effect.

14.6	This Contract shall take effect from the date of execution by Party A and Party B (or with their official seals attached hereto).

Ji’en Xingye Technology (Beijing) Co., Ltd.	Beijing Libeier Biology Engineering Research Institute Co., Ltd.

Authorized Signatory:	Authorized Signatory:

June 1, 2011	June 1, 2011